Contact:
At the Company:                             At the Financial Relations Board:
Philip B. Barr                              212-661-8030
Chief Financial Officer                     Analyst Information:  John McNamara
Investor Relations                          Media Information:    Alan Goldsand
401-233-0333                                General Information:  Jeff Bogart

FOR IMMEDIATE RELEASE

BACOU USA '98 SALES REACH $219.6 MILLION, UP 67.8% OVER '97 o Q4 '98 Net Sales Total $54.3 Million, up 49.1% from $36.4 Million for Q4 '97 o Full Year '98 Pro Forma Internal Growth of 11.1%

SMITHFIELD, R.I., January 19, 1999--Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, today announced that its net sales for the fourth quarter of 1998 increased to $54.3 million compared with 1997 fourth quarter net sales of $36.4 million, up 49.1%. For the year ended December 31, 1998, the company reported net sales of $219.6 million, an increase of 67.8% over net sales for the 1997 period of $130.9 million.

     The company attributed the increases to both acquisitions and internal sales growth. Bacou USA acquired its Biosystems and Survivair divisions in 1997, and its Howard Leight division in February 1998. If Bacou USA had owned these businesses for the same periods in 1997 as it did in 1998, the year-to-year sales comparison would show growth from $197.6 million in 1997 to $219.6 million in 1998, representing pro forma internal growth of 11.1%.

     "Today we are reporting two important milestones for Bacou USA," commented Walter Stepan, Vice Chairman, President and CEO of Bacou USA. "For the first time, we have exceeded $200 million in annual sales. More impressively, we achieved double digit internal growth for 1998. We believe our internal growth rate shows that our corporate strategy is sound, our execution of that strategy is working, our customers have accepted and support our strategic direction, and we have built important sales momentum within the markets for our products."

     "Based on these sales results, we anticipate meeting or slightly exceeding Wall Street's expectations for fourth-quarter and full-year earnings," said Stepan. According to First Call, the four-analyst consensus for fourth-quarter earnings per share is $0.30 for Bacou USA, which would be up 30.4% from the fourth quarter of 1997 (in which the company reported earnings per share prior to non-recurring items of $0.23). The four-analyst consensus for earnings per share is $1.45 for the full-year 1998, up 29.5% over 1997 earnings per share of $1.12 (both years prior to non-recurring items). Bacou USA expects to announce fourth-quarter and full-year earnings on February 8, 1999.

     Bacou USA, Inc. makes and sells leading brands of products that protect the sight, hearing and respiratory systems of workers against occupational hazards, as well as related instrumentation including vision screeners, gas monitors and computerized test benches for respirators. Forbes magazine in November ranked Bacou USA among America's best 200 small companies. Bacou USA's products, marketed under Uvex(R), Howard Leight(R), Survivair(R), Pro-Tech(R), Biosystems, Titmus(R), LaserVision and Lase-R Shield brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information are available at the company's Website at http://www.bacouusa.com.

              To receive additional information on Bacou USA, Inc.,
              via fax, at no charge, dial 1-800-PRO-INFO and enter
                    code BAU. For international access, dial
                                  732-544-2850.

                                       ###


Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, the ability of the company and its key vendors to successfully respond to year 2000 issues and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.